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                                                      Pursuant to Rule 424(b)(2)
                                                      Registration No. 333-46092

            PROSPECTUS SUPPLEMENT DATED JANUARY 4, 2001 TO PROSPECTUS
                              DATED OCTOBER 2, 2000


                                    CRAY INC.

                                  Common Stock

Through December 2000, we have sold $4,200,000 of our common stock to Strong River Investments, Inc. and Montrose Investments Ltd, with each Investor receiving 835,547 shares of common stock at an average price of $2.51 per share.

    No party is acting as an underwriter with respect to this offering.

    Our common stock is traded on the Nasdaq National Market under the symbol "CRAY." On December 29, 2000, the last sale price for our common stock as reported by the Nasdaq was $1.50 per share.

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    Investing in our common stock involved significant risk. You should carefully consider the "Risk Factors" contained in our quarterly report on Form 10-Q for the three month period ending September 30, 2000, and in our future filings made with the Securities and Exchange Commission, which are incorporated by reference in the Prospectus, in determining whether to purchase shares of our common stock.

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    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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                                TABLE OF CONTENTS

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
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Plan of Distribution..............................................        S-2
Use of Proceeds...................................................        S-2
Where You Can Find More Information ..............................        S-2

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    You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information that is different. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date of the applicable document.

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                              PLAN OF DISTRIBUTION

        We have received $12,500,000 from the Investors in return for promissory notes in the aggregate principal amount of $12,500,000. The notes bear interest at the rate of 6% per annum. Each Investor has an equal interest in the notes and the transaction.

        We have agreed to pay the principal and interest on the notes by issuing shares of common stock to the Investors and to use the proceeds to pay the principal of and interest on the notes. Through December 2000 we sold $4,200,000 of our common stock to the Investors to date in seven weekly settlements, delivering an aggregate of 1,671,094 shares of our common stock at an average price of $2.51 per share. The price for these sales was 92% of the daily volume weighted average trading price of our common stock for the thirty-five trading days comprising the period of the sales.

    We sold the shares of common stock described in this prospectus supplement directly to the Investors in a privately-negotiated transaction in which no party is acting as an underwriter. We have agreed to pay Intellect Capital Ltd. a placement fee equal to 7% of the equity raised from this transaction. Terren
S. Peizer, one of our directors, is an affiliate of Intellect Capital Ltd.

                                 USE OF PROCEEDS

    We estimate the net proceeds from the sale of the notes to be approximately $11,580,000. We will use the net proceeds for working capital and general corporate purposes as described in the Prospectus.

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                       WHERE YOU CAN FIND MORE INFORMATION

        The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. We incorporate the documents listed in the prospectus beginning on page 2.


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